AGREEMENT AMONG JOINT INSUREDS

THIS AGREEMENT is made as of December 15, 2007 between Metropolitan Series Fund, Inc. and Metropolitan Series Fund II (the “Trust,” and, together with Metropolitan Series Fund, Inc., the “Funds”).

WHEREAS, the Funds are named as insureds under a joint insured fidelity bond (the “Bond”) issued by National Union Fire Insurance Company (the “Insurer”);

WHEREAS, the Funds desire to establish the criteria by which recoveries under the Bond shall be allocated among the parties;

NOW, THEREFORE, it is agreed as follows:

1. In the event that the claims of loss of two or more insureds under the Bond are so related that the Insurer is entitled to assert that the claims must be aggregated, each Fund sustaining such loss shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1 under the Investment Company Act of 1940, as amended.

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IN WITNESS WHEREOF the parties have caused these presents to be executed by their officers hereunto duly authorized all as of the day first written above.

METROPOLITAN SERIES FUND, INC.

By:	/s/ John F. Guthrie, Jr.
Name:	John F. Guthrie, Jr.
Title:	Senior Vice President

METROPOLITAN SERIES FUND II

By:	/s/ John F. Guthrie, Jr.
Name:	John F. Guthrie, Jr.
Title:	Senior Vice President